Exhibit 10.44

Clarios International Inc.

DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT

This Director Restricted Stock Unit Award Agreement (“Agreement”) is entered into by and between Clarios International Inc. (the “Company”) and the participant whose name appears below (the “Participant”) in order to set forth the terms and conditions of Director Restricted Stock Units (the “DRSUs”) granted to the Participant under the Clarios International Inc. 2022 Long-Term Incentive Plan (the “Plan”).

Participant’s Name:

Award Type	“Date of Grant”	Number of DRSUs	“Vesting Schedule”
DRSUs	[•]	[•]	The DRSUs shall become fully vested on the first to occur of (i) the date of the annual general meeting of the Company’s shareholders occurring in the year following the year of the Date of Grant and (ii) the first anniversary of the Date of Grant.[1]

Subject to the attached Terms and Conditions and the terms of the Plan, which are incorporated herein by reference, the Company hereby grants to the Participant, on the Date of Grant, the number of DRSUs, with the Vesting Schedule as set forth above. Capitalized terms used but not otherwise defined herein or in the attached Terms and Conditions shall have the meanings ascribed to such terms in the Plan.

IN WITNESS WHEREOF, the Company has duly executed and delivered this Agreement as of the Date of Grant.

CLARIOS INTERNATIONAL INC.		PARTICIPANT

By:
	Name: [•]	Name: [•]
Title: [•]

PLEASE RETURN ONE SIGNED COPY OF THIS AGREEMENT TO:

Clarios International Inc.

5757 N Green Bay Avenue

Florist Tower

Milwaukee, WI 53209

Attn: [•]

[1]	For the IPO grants, to vest at the first annual stockholder meeting following the IPO.

Clarios International Inc.

CLARIOS INTERNATIONAL INC. 2022 LONG-TERM INCENTIVE PLAN

Terms and Conditions of DRSU Grant

1.

GRANT OF DRSUs. The DRSUs have been granted to the Participant as an incentive for the Participant to continue to provide services to the Company and its Subsidiaries, and to align the Participant’s interests with those of the Company. Each DRSU corresponds to one Common Share. Each DRSU constitutes a contingent and unsecured promise by the Company to deliver the cash equivalent of one Common Share on the settlement date, as set forth in Section 3.

2.

VESTING; FORFEITURE. The DRSUs shall vest in accordance with the Vesting Schedule, subject to the Participant’s continuous service with the Company and its Subsidiaries through the applicable vesting date; provided, that the DRSUs shall vest upon the earliest of (i) the Participant’s Separation from Service due to the Participant’s death or physical or mental incapacity to perform his or her usual duties, with such condition likely to remain continuously and permanently, as determined by the Company and (ii) a Change in Control. All unvested DRSUs shall otherwise be immediately forfeited upon the Participant’s Separation from Service for any reason. All DRSUs, whether vested or unvested, shall be immediately forfeited upon the Participant’s breach of any restrictive covenants to which the Participant is subject with respect to the Company or its Affiliates.

3.

SETTLEMENT. Except as otherwise set forth in the Plan, vested DRSUs will be settled in cash, with the amount of cash delivered determined using the Fair Market Value of the Common Shares on the date the DRSUs are settled. The vested DRSUs shall be settled on the date that is no later than forty-five (45) days following the earlier of (i) the Participant’s Separation from Service and (ii) a Change in Control (provided that such Change in Control constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets (in either case, as defined in Section 409A of the Code)), as determined in the Committee’s sole discretion.

4.

DIVIDEND EQUIVALENT PAYMENTS. Until the DRSUs settle in cash, if the Company pays a dividend on Common Shares, the Participant will be entitled to a payment in the same amount as the dividend the Participant would have received if he or she held Common Shares in respect of his or her vested and unvested DRSUs held but not previously forfeited immediately prior to the record date of the dividend (a “Dividend Equivalent”). No such Dividend Equivalents will be paid to the Participant with respect to any DRSU that is thereafter cancelled or forfeited prior to the applicable vesting date. The Committee will determine the form of payment in its sole discretion and may pay Dividend Equivalents in Common Shares, cash or a combination thereof. The Company will pay the Dividend Equivalents on vested DRSUs within forty-five (45) days following the earlier of (i) the Participant’s Separation from Service and (ii) a Change in Control (provided that such Change in Control constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets (in either case, as defined in Section 409A of the Code)), as determined in the Committee’s sole discretion.

5.

NONTRANSFERABILITY. No portion of the DRSUs may be sold, assigned, transferred, encumbered, hypothecated, or pledged by the Participant, other than to the Company as a result of forfeiture of the DRSUs as provided herein, unless otherwise provided by the Committee.

6.

TAXES. The Participant shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that the Participant incurs in connection with the receipt, vesting or settlement of any DRSUs granted hereunder.

7.	RIGHTS AS STOCKHOLDER. The Participant will not have any rights as a stockholder in the Common Shares corresponding to the DRSUs.

8.	MISCELLANEOUS.

(a)

No Right To Continued Service. This Agreement shall not confer upon the Participant any right to continue in the service of the Company or a Subsidiary or to be entitled to any remuneration or benefits not set forth in this Agreement or the Plan nor interfere with or limit the right of the Company or a Subsidiary to modify the terms of or terminate the Participant’s service at any time.

(b)

No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan or the DRSUs.

(c)

Cancellation/Clawback. The Participant hereby acknowledges and agrees that the Participant and the DRSUs are subject to the terms and conditions of Section 19(o) of the Plan (regarding reduction, cancellation, forfeiture or recoupment of Awards upon the occurrence of certain specified events).

(d)

Plan to Govern. This Agreement and the rights of the Participant hereunder are subject to all of the terms and conditions of the Plan as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for the administration of the Plan.

(e)

Amendment. Subject to the restrictions set forth in the Plan, the Company may from time to time suspend, modify or amend this Agreement or the Plan. Subject to the Company’s rights pursuant to Sections 5(b), 13 and 21 of the Plan, no amendment of the Plan or this Agreement may, without the consent of the Participant, adversely affect the rights of the Participant in a material manner with respect to the DRSUs granted pursuant to this Agreement.

(f)

Severability. In the event that any provision of this Agreement shall he held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

(g)

Entire Agreement. This Agreement and the Plan contain all of the understandings between the Company and the Participant concerning the DRSUs granted hereunder and supersede all prior agreements and understandings.

(h)

Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the Participant’s death, acquire any rights hereunder in accordance with this Agreement or the Plan.

(i)

Governing Law. To the extent not preempted by federal law, this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the award to the substantive law of another jurisdiction.

(j)

Compliance with Section 409A of the Internal Revenue Code. The DRSUs are intended to comply with Section 409A of the Code (“Section 409A”) to the extent subject thereto, and shall be interpreted in accordance with Section 409A and treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Date of Grant. The Company reserves the right to modify the terms of this Agreement, including, without limitation, the payment provisions applicable to the DRSUs, to the extent necessary or advisable to comply with Section 409A and reserves the right to make any changes to the DRSUs so that the DRSUs do not become deferred compensation under Section 409A.

For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A.

Notwithstanding any provision in the Plan or this Agreement to the contrary, if the Participant is a “specified employee” and a payment subject to Section 409A (and not excepted therefrom) to the Participant is due upon Separation from Service, such payment shall be delayed for a period of six (6) months after the date the Participant Separates from Service (or, if earlier, the death of the Participant). Any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period unless another compliant date is specified in the applicable agreement. If the DRSUs include a “series of installment payments” (within the meaning of Treas. Reg. § 1.409A-2(b)(2)(iii)), the Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if the DRSUs include “dividend equivalents” (within the meaning of Treas. Reg. § 1.409A-3(e)), the Participant’s right to such dividend equivalents shall be treated separately from the right to other amounts under the DRSUs.

Notwithstanding any provision of the Plan or this Agreement to the contrary, in no event shall the Company or an Affiliate be liable to the Participant on account of failure of the DRSUs to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, under Section 409A.

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